SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 2, 2005

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

8540 Colonnade Center Drive, Suite 501, Raleigh, North Carolina 27615

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 2, 2005, Salix Pharmaceuticals, Inc., a subsidiary of Salix Pharmaceuticals, Ltd., entered into a co-promotion agreement with Altana Pharma US, Inc. to promote XIFAXAN™ (rifaximin) tablets 200 mg. Altana will utilize one of its sales forces with approximately 250 representatives to promote XIFAXAN. XIFAXAN is a gastrointestinal-selective, oral antibiotic for the treatment of travelers’ diarrhea caused by non-invasive strains of E. coli in patients 12 years of age and older.

Under the terms of the agreement, Altana will have the exclusive right to promote XIFAXAN in the United States to physicians other than those already identified and called upon by Salix. Salix and Altana will jointly develop a marketing plan involving promotional materials, sales training and providing samples to Altana. Salix will pay Altana during the contract term a co-promotion fee based on the amount of XIFAXAN sold as a result of Altana’s marketing efforts.

The agreement will terminate on December 31, 2006 unless earlier terminated. Each party may terminate upon 90 days written notice or upon breach of the other party.

Salix and Altana do not have any relationship between them other than the agreement.

A copy of the press release announcing the execution of the agreement with Altana is attached as an exhibit to this report.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
99.1	Press release dated March 3, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.

Date: March 8, 2005
/s/ Adam C. Derbyshire
Adam C. Derbyshire
Senior Vice President and Chief Financial Officer